Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (File No. 333-232582) and Form S-8 (File Nos. 333-225972 and 333-237116) of our reports dated November 17, 2021, relating to the consolidated financial statements of BrightView Holdings, Inc. and subsidiaries and the effectiveness of BrightView Holdings, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of BrightView Holdings, Inc. for the fiscal year ended September 30, 2021.

/s/ Deloitte & Touche LLP

Philadelphia, PA

November 17, 2021